UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2020

StarTek, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-12793	84-1370538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Carrara Place
4th Floor Suite 485
6200 South Syracuse Way
Greenwood Village, Colorado 80111
 (Address of Principal Executive Offices) (Zip Code)

(303) 262-4500
 (Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SRT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 9, 2020, StarTek, Inc. (“StarTek”) entered into an Amendment Agreement, dated July 9, 2020 (the “Amendment Agreement”), by and among the CSP Alpha Holding Pte. Ltd (“CSP”), StarTek and DBS Bank LTD, as agent, to the Amended and Restated Senior Term and Revolving Facilities Agreement, dated October 27, 2017 (as amended and restated by the Amendment Agreement and as otherwise amended, supplemented, amended and restated or otherwise modified from time to time, the “Facilities Agreement”) by and among CSP, DBS Bank LTD, as agent and secondary security agent, Madison Pacific Trust Limited, as security agent, and the guarantor parties thereto, pursuant to which StarTek has agreed to accede to the Facilities Agreement as an Additional Guarantor (as defined thereunder). CSP is a wholly owned subsidiary of StarTek.

The Facilities Agreement provides for a $140 million term loan facility and a $20 million revolving credit facility, with a maturity date 60 months after the date of first utilization of the term loan facility. The Facilities Agreement also contains an accordion feature to increase the term loan facility by $40 million, subject to certain conditions. The term loan facility amortizes 1% in the date that is 6, 12 and 15 months from closing, 2% on the date that is 18, 21, and 24 months from closing, 3% on the date that is 27, 39, 42 and 45 months from closing (0% on the date that is 30, 33 and 36 months from closing, as against 3% in the original Senior Term and Revolving Facilities Agreement), 3.75% on the date that is 48 months from closing, 6% on the date that is 51 and 54 months from closing and 12% on the date that is 57 months from closing. The Facilities Agreement also contain certain mandatory repayment provisions, including with respect to acquisition proceeds, disposition proceeds and insurance proceeds.

Under the Facilities Agreement and subject to the terms thereunder, StarTek guarantees to each Finance Party (as defined thereunder) punctual performance by each other Obligor (as defined thereunder) of all that Obligor’s obligations under the Finance Documents (as defined thereunder) and undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, StarTek shall immediately on demand pay that amount as if it was the principal obligor.

Under the Facilities Agreement, loans bear interest at a rate per annum equal to a LIBOR rate plus an applicable margin of between 3.75% and 4.50%, depending on an adjusted leverage ratio. The Facilities Agreement also contains a commitment fee on the available amount of the term loan facility and the revolving credit facility, each equal to 35% of the then margin.

The Facilities Agreement contains various negative covenants that, subject to certain limitations, thresholds and exceptions, limit StarTek and other restricted subsidiaries of the CSP to (among other restrictions): incur indebtedness; grant liens; pay dividends and make subsidiary and certain other distributions; sell assets; make investments; enter into transactions with affiliates; and make certain modifications to material documents (including organizational documents). The Facilities Agreement also contains financial covenants, including cash flow cover, interest cover, adjusted leverage, and liquidity cover. The Facilities Agreement provide for waiver from Covenant Testing with regards to the cash flow cover, interest cover, and adjusted leverage ratio for the Relevant Period (as defined thereunder) during calendar year 2020.

The Facilities Agreement also contains customary representations and warranties, affirmative covenants and events of default. If an event of default occurs under the Facilities Agreement, then a majority of the lenders through the agent, may (a) declare the loans under the Facilities Agreement to be immediately due and payable and/or (b) foreclose on the collateral securing the obligations under the Facilities Agreement.

The foregoing description of the Amendment Agreement and the Facilities Agreement are not intended to be complete and are qualified in their entirety by reference to the full text of the Amendment Agreement, and the Facilities Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and incorporated by reference herein.

A copy of the press release announcing the entry into the Amendment Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Amendment Agreement, dated July 9, 2020, by and among CSP Alpha Holding Pte. Ltd , StarTek and DBS Bank LTD, as agent

10.2
Amended and Restated Facilities Agreement, dated July 9, 2020, between, among others, CSP Alpha Holdings Pte Ltd., as Original Borrower, and DBS Bank Ltd., ING Bank N.V., Singapore Branch and Standard Chartered Bank, as Mandated Lead Arrangers and Bookrunners

99.1	Press release dated July 13, 2020

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARTEK, INC.

Date: July 13, 2020	By:	/s/ Ramesh Kamath
Ramesh Kamath
Chief Financial Officer